Exhibit 99.1
United Components Reports Results of Operations for
Second Quarter 2008
EVANSVILLE, IN August 6, 2008 - United Components, Inc. (“UCI”) today announced results for the quarter ended June 30, 2008. Revenue of $229.3 million decreased $30.3 million compared to the year-ago quarter. Last year’s second quarter included $12.1 million in sales resulting from the sale of inventory in connection with the termination of an inventory consignment program with a customer. Excluding those sales, UCI recorded a 7.4% decrease in sales for the quarter, with an increase in the heavy duty channel and declines in the retail, OEM, original equipment service and traditional channels.
Net income for the quarter was $4.0 million, compared to $10.0 million for the second quarter of 2007. Both periods included special items. The 2008 quarter included $5.9 million in special charges, net of tax, consisting of a one-time warranty expense, costs of defending class action litigation, establishment of new facilities in China and the costs of obtaining new business. The 2007 quarter included $3.2 million in special charges, net of tax, consisting of costs related to the integration of our water pump operations and the impairment of a trademark asset. Excluding these charges, adjusted net income would have been $9.9 million for the second quarter of 2008 and $13.2 million for the second quarter of 2007.
Earnings before interest, taxes, depreciation and amortization, or EBITDA, for UCI’s continuing operations, as adjusted consistent with the company’s historical presentations, was $34.1 million for the second quarter, compared with $40.9 million for the year-ago quarter. The calculation of adjusted EBITDA is set forth in Schedule A.
“The difficulties that our industry has been facing the last several quarters continued to affect our results this quarter,” said Bruce Zorich, Chief Executive Officer of UCI. “Energy prices continued to surge in a sagging economy, resulting in fewer miles driven and reduced part replacement and routine maintenance. On the operational side, significant increases in raw material costs also continued, adversely affecting our gross margins.”
“We are pleased, however, that in this environment, the focus we have had on operational excellence has enabled us once again to post solid operating results,” continued Zorich. “In addition, we are continuing to commit significant resources to our growth initiatives, both in North America and internationally, which we believe will pay dividends as the economy stabilizes.”
As of June 30, the company’s debt stood at $419.3 million. The company ended the quarter with $35.2 million in cash.
Conference Call
The company will host a conference call to discuss its results and performance on Thursday, August 7, at 11:00 a.m. Eastern Time. Interested parties are invited to listen to the call by telephone. Domestic callers can dial (800) 637-1381. International callers can dial (435) 871-6124.
A replay of the call will be available from August 9, 2008, for a 90-day period, at www.ucinc.com. Click on the UCI 2008 2nd Quarter Results button.

About United Components, Inc.
United Components, Inc. is among North America’s largest and most diversified companies servicing the vehicle replacement parts market. We supply a broad range of products to the automotive, trucking, marine, mining, construction, agricultural and industrial vehicle markets. Our customer base includes leading aftermarket companies as well as a diverse group of original equipment manufacturers.
Forward Looking Statements
All statements, other than statements of historical facts, included in this press release and the attached report that address activities, events or developments that UCI expects, believes or anticipates will or may occur in the future are forward-looking statements. Forward-looking statements give UCI’s current expectations and projections relating to the financial condition, results of operations, plans, objectives, future performance and business of UCI and its subsidiaries. These statements can be identified by the fact that they do not relate strictly to historical or current facts. They are subject to uncertainties and factors relating to UCI’s operations and business environment, all of which are difficult to predict and many of which are beyond UCI’s control. UCI cautions investors that these uncertainties and factors, including those discussed in Item 1A of UCI’s 2007 Annual Report on Form 10-K and in its other SEC filings, could cause UCI’s actual results to differ materially from those stated in the forward-looking statements. UCI cautions that investors should not place undue reliance on any of these forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and except as required by law, UCI undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.
For More Information, Contact:
Dan Johnston, Chief Financial Officer (812) 867-4726
Dave Barron (812) 867-4727

United Components, Inc.
Condensed Consolidated Income Statements (unaudited)
(in thousands)

	Three Months ended June 30,		Six Months ended June 30,
	2008	2007	2008	2007
Net sales	$229,269	$259,569	$458,559	$498,417
Cost of sales	182,579	200,190	360,809	389,481

Gross profit	46,690	59,379	97,750	108,936

Operating (expense) income
Selling and warehousing	(16,026)	(14,903)	(31,531)	(30,955)
General and administrative	(12,811)	(11,818)	(25,339)	(26,110)
Amortization of acquired intangible assets	(1,664)	(1,831)	(3,257)	(3,609)
Costs of integration of water pump operations	(125)	256	(488)	(474)
Gain from sale of assets and costs of closing a facility	—	(101)	—	1,546
Trademark impairment loss	—	(3,600)	—	(3,600)

Operating income	16,064	27,382	37,135	45,734

Other (expense) income
Interest expense, net	(8,414)	(10,177)	(17,556)	(20,863)
Management fee expense	(500)	(500)	(1,000)	(1,000)
Miscellaneous, net	(691)	(754)	(1,189)	(1,055)

Income before income taxes	6,459	15,951	17,390	22,816
Income tax expense	(2,432)	(5,926)	(6,608)	(8,284)

Net income	$4,027	$10,025	$10,782	$14,532

United Components, Inc.
Condensed Consolidated Balance Sheets (unaudited)
(in thousands)

	June 30,	December 31,
	2008	2007
Assets

Current assets
Cash and cash equivalents	$35,190	$41,440
Accounts receivable, net	248,378	253,904
Inventories, net	158,325	142,621
Deferred tax assets	22,656	22,837
Other current assets	22,551	29,306

Total current assets	487,100	490,108

Property, plant and equipment, net	170,994	167,812
Goodwill	241,461	241,461
Other intangible assets, net	79,137	83,594
Deferred financing costs, net	3,141	3,701
Pension and other assets	11,507	11,478
Assets held for sale	1,300	1,300

Total assets	$994,640	$999,454

Liabilities and shareholder’s equity

Current liabilities
Accounts payable	$107,804	$102,553
Short-term borrowings	901	10,134
Current maturities of long-term debt	471	479
Accrued expenses and other current liabilities	85,856	95,169

Total current liabilities	195,032	208,335

Long-term debt, less current maturities	417,903	427,815
Pension and other postretirement liabilities	23,054	22,871
Deferred tax liabilities	28,163	27,338
Due to parent	16,344	11,330
Minority interest	2,988	3,308
Other long-term liabilities	2,684	2,638

Total liabilities	686,168	703,635

Shareholder’s equity	308,472	295,819

Total liabilities and shareholder’s equity	$994,640	$999,454

United Components, Inc.
Condensed Consolidated Statements of Cash Flows (unaudited)
(in thousands)

	Six Months ended June 30,
	2008	2007
Net cash provided by operating activities	$30,046	$16,165

Cash flows from investing activities
Capital expenditures	(17,274)	(14,706)
Proceeds from sale of Mexican land and building	—	6,685
Proceeds from sale of other property, plant and equipment	261	776

Net cash used in investing activities	(17,013)	(7,245)

Cash flows from financing activities
Issuances of debt	1,249	11,790
Debt repayments	(20,718)	(47,985)

Net cash used in financing activities	(19,469)	(36,195)

Effect of currency exchange rate changes on cash	186	(28)

Net decrease in cash and cash equivalents	(6,250)	(27,303)

Cash and cash equivalents at beginning of year	41,440	31,523

Cash and cash equivalents of continuing operations at end of period	$35,190	$4,220

EBITDA and Adjusted EBITDA
EBITDA and Adjusted EBITDA are presented because they are believed to be frequently used by parties interested in United Components, Inc. (“UCI”). Management believes that EBITDA and Adjusted EBITDA provide useful information to investors because they facilitate an investor’s comparison of UCI’s operating results to that of companies with different capital structures and with cost basis in assets that have not been revalued and written-up in an allocation of a recent acquisition’s purchase price.
The calculation of Adjusted EBITDA, presented on Schedule A, reflects the calculation of EBITDA as used in the amended and restated credit agreement for UCI’s senior credit facilities. The adjusted EBITDA required by the credit agreement is used to measure compliance with covenants of that agreement such as interest coverage.
EBITDA and Adjusted EBITDA are not measures of financial performance under United States generally accepted accounting principles (“US GAAP”) and should not be considered alternatives to net income, operating income or any other performance measures derived in accordance with US GAAP or as an alternative to cash flow from operating activities as a measure of liquidity.

Schedule A
Reconciliation of Net Income to EBITDA and Adjusted EBITDA
(dollars in millions)

	2008			2007
			June			June
	Q1	Q2	YTD	Q1	Q2	YTD
Net income	$6.8	$4.0	$10.8	$4.5	$10.0	$14.5

Interest, net of minority interest	9.1	8.4	17.5	10.6	10.2	20.8

Income tax expense, net of minority interest	4.2	2.4	6.6	2.4	5.9	8.3

Depreciation, net of minority interest	6.7	6.8	13.5	6.9	6.0	12.9

Amortization	2.2	2.3	4.5	2.4	2.5	4.9

EBITDA	29.0	23.9	52.9	26.8	34.6	61.4

Special items:
Cost of integration of water pump operations	0.4	0.1	0.5	2.5	1.5	4.0

Establishment of new facilities in China	1.4	1.3	2.7	—	—	—

Cost of defending class action litigation	—	1.5	1.5	—	—	—

One-time warranty expense	—	5.8	5.8	—	—	—

Facilities consolidation	—	—	—	(1.6)	0.1	(1.5)

Trademark impairment loss	—	—	—	—	3.6	3.6

New business changeover and sales commitment costs	1.1	0.8	1.9	4.4	—	4.4

Non-cash charges (stock options)	0.2	0.2	0.4	1.6	0.6	2.2

Management fee	0.5	0.5	1.0	0.5	0.5	1.0

Adjusted EBITDA	$32.6	$34.1	$66.7	$34.2	$40.9	$75.1